Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated and effective as of October 1, 2026 (the “Effective Date”), amends that certain Agreement and Plan of Merger, made and entered into as of June 25, 2026 (as amended to date, the “Merger Agreement”), by and among ASP Isotopes Inc., a Delaware corporation (“Parent”), Noble Africa LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (the “Company”), Renergen Limited, a company incorporated under the laws of the Republic of South Africa and a direct, wholly-owned subsidiary of Parent (“OpCo”), ENDRA Life Sciences Inc., a Delaware corporation (“PubCo”), and Kruger Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”). Parent, the Company, OpCo, PubCo, and Merger Sub are individually referred to herein as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, Section 11.12 of the Merger Agreement provides that the Merger Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of the Parties; and

WHEREAS, the Parties have agreed to amend the Merger Agreement to: (i) amend Section 6.1(b) of the Company Disclosure Letter to, among other things, allow OpCo to enter into an fifth addendum to that certain ASPI Term Loan Facility Agreement, dated May 19, 2025; (ii) amend Section 6.2(b) of the PubCo Disclosure Letter to, among other things, allow PubCo to enter into an amendment to that certain Pre-Funded Common Stock Purchase Warrant issued by PubCo as of May 27, 2026 to LHE LNG Holdings LLC (“LHE LNG”) and an amendment to that certain Common Stock Purchase Warrant issued by PubCo as of May 27, 2026 to LHE LNG; (iii) amend Section 7.12 of the Merger Agreement to adjust the structure of the Closing PubCo Board; (iv) amend Section 8.2(f) of the Merger Agreement to adjust the amount of PubCo Cash needed for Closing; (v) amend Exhibit F of the Merger Agreement to adjust the form of PubCo A&R Certificate of Incorporation; and (vi) amend Exhibit M of the Merger Agreement to set forth the form of the sixth addendum to that certain ASPI Term Loan Facility Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Amendment of Section 1.1 of the Merger Agreement.
a.
The following definition of “IRA Payments” is hereby added to Section 1.1 of the Merger Agreement:

““IRA Payments” means any payments made in respect of liabilities or obligations under that certain Investor Relations Agreement, dated July 15, 2026, between RedChip Companies, Inc. and PubCo.”

b.
The following defined terms and the corresponding definitions are hereby deleted from Section 1.1 of the Merger Agreement: “Class I Directors”, “Class II Directors”, and “Class III Directors”.
2.
Amendment of Section 2.4(b)(iv) of the Merger Agreement. Section 2.4(b)(iv) of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and inserting the following in lieu thereof:

“(iv) deliver to the PubCo duly executed copies by Parent, ASP Isotopes South Africa Proprietary Limited and OpCo, a sixth addendum to that certain ASPI Term Loan Facility Agreement, dated May 19, 2025, as acceptable to Parent, in the form set forth on Exhibit M.”

3.
Amendment of Section 6.1(b) of the Company Disclosure Letter. Section 6.1(b) of the Company Disclosure Letter is hereby amended by deleting the title and text thereof in their entirety and inserting Section 6.1(b) of the PubCo Disclosure Letter as set forth on Exhibit A of this Amendment in lieu thereof.
4.
Amendment of Section 6.2(b) of the PubCo Disclosure Letter. Section 6.2(b) of the PubCo Disclosure Letter is hereby amended by deleting the title and text thereof in their entirety and inserting Section 6.2(b) of the PubCo Disclosure Letter as set forth on Exhibit B of this Amendment in lieu thereof.
5.
Amendment of Section 7.12 of the Merger Agreement. Section 7.12 of the Merger Agreement is hereby amended by deleting the title and text thereof in their entirety and inserting the following in lieu thereof:

“7.12 Board of Directors. PubCo will use commercially reasonable efforts to take all actions reasonably necessary to, and the Company shall reasonably cooperate with PubCo to, cause the PubCo Board of Directors immediately after the Effective Time (the “Closing PubCo Board”) to consist of a number of directors selected by the Company, which shall include (a) one (1) director as the Chief Executive Officer of the Company (the “CEO Director”), (b) at least five (5) directors as non-executive directors designated solely by the Company (the “Company Directors”); and (c) one (1) director as a non-executive director designated solely by PubCo (the “PubCo Director”). The Parties currently expect that the initial PubCo Director will be the individual set forth on Section 7.12 of the PubCo Disclosure Letter. In furtherance of the Company’s cooperation obligations under the foregoing sentence, prior to the Proxy Statement/Prospectus Clearance Date, the Company shall provide PubCo with a duly completed director questionnaire with respect to the CEO Director and the Company Directors in form and substance reasonably acceptable to PubCo along with a biography of the CEO Director and each of the Company Directors suitable for inclusion in the Proxy Statement/Prospectus.”

6.
Amendment of Section 8.2(f) of the Merger Agreement. Section 8.2(f) of the Merger Agreement is hereby amended by deleting the title and text thereof in their entirety and inserting the following in lieu thereof:

“(f) PubCo shall have PubCo Cash equal to, or greater than, $3,800,002.59 less the then-cumulative amount of the IRA Payments.”

7.
Amendment of Exhibit F of the Merger Agreement. Exhibit F of the Merger Agreement is hereby amended by deleting the title and text thereof in their entirety and inserting the Exhibit F as set forth on Exhibit C of this Amendment in lieu thereof.
8.
Amendment of Exhibit M of the Merger Agreement. Exhibit M of the Merger Agreement is hereby amended by deleting the title and text thereof in their entirety and inserting the Exhibit M as set forth on Exhibit D of this Amendment in lieu thereof.
9.
Ratification; Conflict. Except as modified by this Amendment, the terms and provisions of the Merger Agreement are deemed ratified and in full force and effect and remain as is. The foregoing provisions of this Amendment supplement and amend the Merger Agreement and in the event of any inconsistency or conflict between the terms and conditions of the Merger Agreement and this Amendment, the terms and conditions of this Amendment shall control. All future references to the “Agreement” shall be deemed to refer to the Merger Agreement as amended by this Amendment.
10.
Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
11.
Counterparts; Electronic Delivery. This Amendment may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
12.
Governing Law. This Amendment, and any action, suit, dispute, controversy, or claim based upon or arising out of this Amendment, or the validity, interpretation, breach, or termination of this Amendment, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

[Signatures appear on the following page]

In Witness Whereof, the Parties have caused this Amendment to be executed as of the date first above written.

ASP ISOTOPES INC.
By:	/s/ Paul E. Mann
	Name:	Paul E. Mann
	Title:	Chief Executive Officer

NOBLE AFRICA LLC
By:	/s/ Paul E. Mann
	Name:	Paul E. Mann
	Title:	Manager

RENERGEN LIMITED
By:	/s/ Paul E. Mann
	Name:	Paul E. Mann
	Title:	Director

ENDRA LIFE SCIENCES INC.
By:	/s/ Alexander Tokman
	Name:	Alexander Tokman
	Title:	Chief Executive Officer

KRUGER MERGER SUB LLC
By:	/s/ Alexander Tokman
	Name:	Alexander Tokman
	Title:	Chief Executive Officer